US-DOCS\146996649.2

DocuSign Envelope ID: E0E94006-E660-4306-A3D8-B2CD8319BF9F

Exhibit 10.1

May 24, 2024

Ashoo Gupta

********@gmail.com

Dear Ashoo:

We are pleased to make you the following offer of employment. We believe you will play an important and meaningful role in our mission of curing people of hereditary diseases.

Position. Your title will be Vice President, Finance & Controller, reporting to Uneek Mehra - Chief Financial and Business Officer with a start date of June 12, 2024 (the date you actually commence employment, the “Start Date”). You agree to devote your full time and best efforts to the performance of your duties to 4D Molecular Therapeutics, Inc. (together with its successors, the "Company"). Your offer is contingent on the terms set forth in this letter and your commencement of employment on the Start Date.

Location of Role. Your primary work location will be at our office at 5858 Horton Street, Emeryville, California with the opportunity for a hybrid work arrangement. We approve hybrid working arrangements on a case-by-case basis, considering the merit of the proposed arrangement, personal circumstances of the employee, the nature of their job and the impact on the respective business area. You should coordinate your hybrid work schedule with your manager prior to your first day. Hybrid work does not change the conditions of employment. We can not guarantee that the hybrid work arrangement will be permitted on an ongoing basis and it make change to a different arrangement.

Compensation. Your starting annual salary will be $315,000.00, pro-rated for any partial employment with the Company. You will be paid less applicable withholdings and deductions in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. In addition, you will receive a sign-on bonus in the amount of $25,000.00, less applicable withholdings and deductions. This will be paid to you in two equal installments. The first installment will be paid to you on the first pay date following your start date. The second installment will be paid to you the first pay date following your 12-month anniversary with 4DMT. In each case, payment will be subject to your continued employment through the applicable payment date. You and the Company acknowledge and agree that your signing bonus will not be deemed earned until the 12-month anniversary of the applicable date of payment.

Annual Bonus. You will be eligible to receive a discretionary annual performance bonus, with a target of 30% of your annual salary, the amount of which is subject to approval by the Company’s Board of Directors and based on actual bonus eligible wages earned and on the achievement of certain individual and corporate performance goals. Notwithstanding the foregoing, for your first calendar year of employment, your bonus will be prorated based on your start date, and you will only be eligible to receive a bonus if you started employment at the Company no later than September 30th. The Company does not guarantee the payment of a bonus nor is there a guaranteed minimum or maximum amount payable. In order to be eligible for the discretionary bonus, you must be employed with the Company on the date the bonus is paid.

Equity Compensation. If you decide to join the Company, you will receive, subject to the approval of the Company’s Board of Directors or a committee thereof, a restricted stock unit grant representing 13,850 shares of Common Stock in the Company and an option to purchase 27,700 shares of Common Stock in the Company at a price per share equal to the closing price per share of such Common Stock as reported by NASDAQ on the date of grant, which is typically the second Tuesday of the month following the month of your first date of employment. Your grant shall be subject to the terms and conditions of the Company’s equity plan and an equity agreement, including vesting requirements which will be set forth in your equity agreement.

No right to any equity is earned or accrued until such time that vesting occurs, nor does the option grant confer any right to continue vesting or employment.

Benefits. You will be eligible to receive employee benefits according to the terms of the applicable Company policy or benefit plan, as in effect or amended from time to time. The Company reserves the right to make changes to any of our benefits, programs or time-off policies as it deems necessary or appropriate in accordance with applicable laws.

Change in Control and Severance Agreement. You will be entitled to enter into the

Company’s standard Change in Control and Severance Agreement, a copy of which will be sent following the offer letter.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case. You are prohibited from disclosing to the Company any confidential or proprietary information that you learned as a result of your prior employment. Please make sure that you do not use in your work or disclose to us any such confidential information.

Company Policies. As a Company employee, you will be expected to abide by the Company's rules and policies, which may change from time to time in accordance with applicable laws.

Confidential Information/Nondisclosure/Nonsolicitation of Employees. As a condition of your employment with the Company, you are required to sign the Company's Confidential Information and Invention Assignment Agreement (CIIAA), a copy of which will be sent following the offer letter (the "Confidentiality Agreement").

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause and the Company can alter the terms and conditions of your employment, including your title, duties, rate of pay, benefits, and work location at any time with or without notice and with or without cause. Nothing in this letter or the CIIAA shall be construed to alter the at-will nature of your employment relationship with the Company.

Conditions of Employment. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check. You are also required, as a condition of employment, to provide to the Company the required I-9 documentation evidencing your identity and eligibility for employment in the United States. This documentation must be provided to us on or before your first day of employment or your employment will be terminated.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Acceptance of Offer. To accept the Company's offer of employment, please sign this letter in the space provided below via DocuSign. Also, please fill out the CIIAA that will be sent in a separate email.

Entire Agreement. This letter, along with the CIIAA, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and the Company's Chief Legal Officer. You hereby acknolwedge that you have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Ashoo, we look forward to your favorable reply and to working with you at 4D Molecular Therapeutics.

Sincerely,

Jelica Stulic

VP, Human Resources

Agreed to and accepted:

Ashoo Gupta

5/28/2024